Exhibit 99.1

Contact: Mark Polzin (314) 982-1758
or John Hastings (314) 982-8622

EMERSON REPORTS STRONG FIRST QUARTER RESULTS

•	Sales Increase 12 Percent to $5.6 Billion
•	Earnings per Share from Continuing Operations Increase

20 Percent to $0.66

•	Operating Cash Flow of $423 Million, 29% Increase
•	Full-year 2008 Outlook Reaffirmed

ST. LOUIS, February 5, 2008 – Emerson (NYSE: EMR) announced net sales for the first quarter ended December 31, 2007 were $5.6 billion, an increase of 12 percent over the $5.1 billion reported in the same period last year. This sales increase included 7 percent growth in underlying sales (which exclude acquisitions, divestitures and foreign currency translation) and a 5 percent favorable impact from foreign currency translation. Underlying sales growth in the United States was 5 percent and underlying international sales increased 9 percent, including 16 percent growth in Asia.

Earnings from continuing operations for the first quarter were up 17 percent to $522 million, or $0.66 per share. This represents a 20 percent increase in earnings per share (EPS) from the $0.55 earned in the same period last year.

On December 31, 2007, Emerson completed the sale of the Brooks Instrument unit, which resulted in an after-tax gain of $42 million. The gain and operations of Brooks during the quarter are classified as a discontinued operation. Including the $0.05 per share effect of the Brooks gain and operations in the first quarter of 2008, EPS was $0.71, an increase of 29 percent from the first quarter of 2007.

“These results demonstrate that Emerson continues to be well positioned for strong performance in the current global environment,” said Emerson

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Chairman, Chief Executive Officer and President, David N. Farr. “Emerson’s diverse set of businesses, innovative technology and broad global reach create a strong platform for continued growth in sales and earnings during 2008, even in a more challenging environment.”

The operating profit margin showed solid improvement in the quarter, increasing 60 basis points to 14.8 percent. A continued focus on operational excellence initiatives across the company was a key to driving the improvement. The company was able to leverage the increased sales volume and also realized the benefits from cost containment programs. The pretax margin improved 110 basis points to 13.8 percent.

Business Segment Highlights

Process Management sales grew 18 percent for the quarter. This included 12 percent underlying sales growth, a favorable impact of 5 percent from currency translation and 1 percent from acquisitions, net of divestitures. Sales were strong globally, driven primarily by increased energy sector demand and increased market penetration. The margin for this segment improved 20 basis points to 18.0 percent.

Industrial Automation sales grew 13 percent for the quarter. Underlying sales growth was 6 percent, which excludes 7 percent favorable impact of currency translation. Sales in the U.S. and Europe were solid, due largely to capital goods investments and global power generation demand. The margin for this segment declined 150 basis points to 15.2 percent. Funds received under the U.S. Continued Dumping and Subsidy Offset Act were $3 million in the first quarter of 2008 compared to $24 million in the first quarter of 2007, which had a negative 190 basis point impact on the margin during the first quarter of 2008.

Network Power reported sales growth of 17 percent for the quarter, which included underlying sales growth of 12 percent. Reported sales included a 4 percent favorable currency impact as well as a 1 percent favorable impact from the Stratos acquisition. Strength in North American and Asian markets drove the sales growth. The margin expanded 300 basis points to 12.8 percent, due

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primarily to leverage on the higher sales volume and prior cost containment actions.

Climate Technologies achieved sales growth of 11 percent in the quarter. Underlying sales growth was 7 percent with an additional 4 percent coming from currency translation. Higher sales in the United States and Asia more than offset weakness in Europe. The decline in Europe is primarily the result of lower heat pump compressor sales, which were very high in the prior year quarter. The margin improved 40 basis points to 13.4 percent, mainly as a result of leverage on higher volume and cost reduction programs.

Appliance and Tools sales declined 4 percent in the quarter, which included more than 2 percent of favorable currency translation and negative 2 percent from divestitures, net of acquisitions. Weakness in consumer spending and residential investment led to the overall sales decline. Profitability for this segment improved by 70 basis points to 12.9 percent, driven primarily by cost containment actions and the favorable impact of divestitures.

Balance Sheet / Cash Flow

Operating cash flow was $423 million in the first quarter of 2008, an increase of 29 percent from the first quarter of 2007. This improvement was driven by increased earnings and working capital improvements. The ratio of trade working capital to sales improved 10 basis points to 19.7 percent.

“Emerson’s continued focus on cash generation and returns is evidenced by the cash flow results this quarter,” Farr said. “Emerson’s strong cash position allows us to invest in strategic areas of our business and also return substantial amounts of cash to shareholders through dividends and share repurchases.”

2008 Outlook

Based on performance in the quarter and continued order strength, Emerson expects full year earnings per share from continuing operations in the range of $2.95 to $3.05, which would represent growth in the range of 11 percent to 15 percent. This earnings per share performance is based on anticipated

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underlying sales growth in the range of 5 percent to 7 percent, reported sales growth in the range of 9 percent to 11 percent, and operating profit margin improvement of 40 to 60 basis points.

The 2008 outlook incorporates dilution of $0.02-$0.03 per share related to the Motorola Embedded Communications Computing acquisition, which closed on December 31, 2007. Estimated dilution to earnings per share results from non-cash charges for amortization of intangibles, a one-time inventory write-up, in-process R&D, and integration restructuring. A $15 million pretax expense associated with in-process R&D costs was recorded in the first quarter 2008.

Upcoming Investor Events

On February 5, 2008, at 2:00 p.m. EST (1:00 p.m. CST), Emerson senior management will discuss the first quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s Web site at www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site.

On February 7 and 8, 2008, Emerson senior management will host the company’s annual investment community update meeting in St. Louis at Emerson’s global headquarters. The presentation by Mr. Farr on Thursday, February 7, will be webcast live in its entirety, starting at 5:00 p.m. EST and is expected to conclude at approximately 6:30 p.m. EST. He will discuss the company’s performance and business initiatives being pursued to create value for shareholders. Those interested may listen to the webcast via the Internet by going to the Investor Relations area of Emerson’s Web site at www.emerson.com/financial and completing a brief registration form. A replay of the webcast will be available for approximately one week at the same location on the Web site. Slide presentations by Emerson executives, including those presented on Friday, February 8, will be posted on the company Web site for viewing at the beginning of each day's sessions.

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Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the Web site.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent Form 10-K filed with the SEC.

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Percent
	2006	2007	Change

Net sales	$5,051	$5,637	12%
Less: Costs and expenses
Cost of sales	3,256	3,615
SG&A expenses	1,078	1,190
Other deductions, net	19	5
Interest expense, net	58	49
Earnings from continuing operations before income taxes	640	778	22%
Income taxes	195	256
Earnings from Continuing Operations	$445	$522	17%

Discontinued Operations, net of tax	—	43
Net Earnings	$445	$565	27%

Diluted avg. shares outstanding (millions)	808.5	796.5

Diluted earnings per common share:
Earnings from continuing operations	$0.55	$0.66	20%
Discontinued Operations	—	0.05
Diluted earnings per common share	$0.55	$0.71	29%

	Quarter Ended December 31,
	2006	2007
Other deductions, net
Rationalization of operations	$16	$10
Amortization of intangibles	14	17
Other	31	42
Gains	(42)	(64)
Total	$19	$5

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	December 31,
	2006	2007
Assets
Cash and equivalents	$1,090	$1,706
Receivables, net	3,673	4,296
Inventories	2,410	2,480
Other current assets	573	512
Total current assets	7,746	8,994
Property, plant & equipment, net	3,220	3,435
Goodwill	6,077	6,595
Other	2,060	1,830

	$19,103	$20,854

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,167	$1,696
Accounts payable	2,086	2,329
Accrued expenses	1,951	2,151
Income taxes	322	232
Total current liabilities	5,526	6,408
Long-term debt	3,375	3,197
Other liabilities	1,996	2,075
Stockholders’ equity	8,206	9,174

	$19,103	$20,854

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2006	2007
Operating Activities
Net earnings	$445	$565
Depreciation and amortization	161	171
Changes in operating working capital	(327)	(307)
Other (including gains on sale of assets)	48	(6)
Net cash provided by operating activities	327	423

Investing Activities
Capital expenditures	(121)	(127)
Purchases of businesses, net of cash and equivalents acquired	—	(377)
Other (including sale of assets)	43	183
Net cash used in investing activities	(78)	(321)

Financing Activities
Net increase in short-term borrowings	270	1,050
Proceeds from long-term debt	248	—
Principal payments on long-term debt	(1)	—
Dividends paid	(211)	(237)
Purchases of treasury stock	(283)	(194)
Other	(6)	(61)
Net cash provided by financing activities	17	558

Effect of exchange rate changes on cash and equivalents	14	38

Increase in cash and equivalents	280	698

Beginning cash and equivalents	810	1,008

Ending cash and equivalents	$1,090	$1,706

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TABLE 4

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2006	2007
Sales
Process Management	$1,218	$1,436
Industrial Automation	994	1,125
Network Power	1,199	1,406
Climate Technologies	688	766
Appliance and Tools	1,088	1,049
	5,187	5,782
Eliminations	(136)	(145)
Net Sales	$5,051	$5,637

	Quarter Ended December 31,
	2006	2007
Earnings
Process Management	$217	$258
Industrial Automation	166	171
Network Power	117	180
Climate Technologies	90	102
Appliance and Tools	133	136
	723	847
Differences in accounting methods	48	53
Corporate and other	(73)	(73)
Interest expense, net	(58)	(49)
Earnings before income taxes	$640	$778

	Quarter Ended December 31,
	2006	2007
Rationalization of operations
Process Management	$2	$1
Industrial Automation	3	3
Network Power	4	3
Climate Technologies	3	1
Appliance and Tools	4	2
Total Emerson	$16	$10

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TABLE 5

Reconciliations of Non-GAAP Financial Measures

The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Net Sales	Expected Fiscal 2008
Underlying Sales (Non-GAAP)	5% to 7%
Currency Translation / Acq. / Divest.	+4 pts
Net Sales	9% to 11%

Expected Fiscal Year 2008 Operating Profit Improvement

	2007	Expected 2008	Increase
Operating Profit (Non-GAAP)	$3,518	$3,950 - 4,000
Operating Profit Margin % (Non-GAAP)	15.6%	16.0% - 16.2%	0.4% - 0.6%
Interest Expense and Other Deduction, Net	(411)	(490)
Pretax Earnings From Continuing Operations	$3,107	$3,460 - 3,510
Pretax Earnings From Continuing Operations Margin %	13.8%	14.0% - 14.2%	0.2% - 0.4%

First-Quarter Operating Profit	Q1 2007	Q1 2008
Net Sales	$5,051	$5,637	12%
Cost of Sales	3,256	3,615
SG&A Expenses	1,078	1,190
Operating Profit (Non-GAAP)	717	832	16%
Operating Profit Margin % (Non-GAAP)	14.2%	14.8%
Other Deductions, Net	19	5
Interest Expense, Net	58	49
Pretax Earnings	$640	$778	22%
Pretax Earnings Margin %	12.7%	13.8%

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